REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON SCHEDULES

The Board of Directors and Stockholder
Farm Bureau Life Insurance Company

We have audited the consolidated balance sheets of Farm Bureau Life Insurance Company as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive income, changes in stockholder's equity and cash flows for each of the three years in the period ended December 31, 2012, and have issued our report thereon dated April 26, 2013 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedules listed in Item 24 (a)(2) of this Registration Statement. These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein. As discussed in Note 1 to the consolidated financial statements, in response to new accounting standards, effective January 1, 2012 and retrospectively applied to all periods presented, the Company changed its method of accounting for deferred policy acquisition costs and effective July 1, 2010, changed its method of accounting with respect to certain investments with embedded credit derivatives.

/s/ Ernst & Young LLP

Des Moines, Iowa
April 26, 2013

Schedule I – Summary of Investments – Other
Than Investments in Related Parties
FARM BUREAU LIFE INSURANCE COMPANY
December 31, 2012

Column A	Column B	Column C	Column D
Type of Investment	Cost (1)	Value	Amount at which shown in the balance sheet
	(Dollars in thousands)
Fixed maturities, available for sale:
Bonds:
Corporate securities	$2,896,556	$3,286,231	$3,286,231
Mortgage and asset-backed securities	1,548,812	1,639,926	1,639,926
United States Government and agencies	40,039	46,929	46,929
State, municipal and other governments	1,101,457	1,240,180	1,240,180
Total	5,586,864	$6,213,266	6,213,266
Equity securities, available for sale:
Common stocks:
Banks, trusts and insurance companies	22,988	$22,988	22,988
Industrial, miscellaneous and all other	843	952	952
Nonredeemable preferred stocks	56,909	60,492	60,492
Total	80,740	$84,432	84,432
Mortgage loans	556,186		559,984
Investment real estate (2)	4,690		4,668
Policy loans	174,254		174,254
Short-term investments	50,014		50,014
Other investments	347		371
Total investments	$6,453,095		$7,086,989

(1)  On the basis of cost adjusted for repayments and amortization of premiums and accrual of discounts for fixed maturities and short-term investments; original cost for equity securities, real estate and other investments; and unpaid principal balance for mortgage loans and policy loans.

(2)  Amount shown on balance sheet differs from cost due to depreciation and allowance for possible losses deducted from cost.

Schedule III – Supplementary Insurance Information
FARM BUREAU LIFE INSURANCE COMPANY

Column A	Column B	Column C	Column D	Column E
	Deferred acquisition costs	Future policy benefits, losses, claims and loss expenses	Unearned revenues	Other policyholder funds
	(Dollars in thousands)
December 31, 2012:
Annuity	$82,396	$3,047,762	$–	$384,375
Life Insurance	199,266	2,104,973	13,585	182,597
Corporate and Other	84,347	379,708	13,660	20,786
Impact of unrealized gains/losses	(172,321)	–	(13,554)	–
Total	$193,688	$5,532,443	$13,691	$587,758
December 31, 2011:
Annuity	$78,102	$2,811,631	$–	$379,354
Life Insurance	187,132	2,010,820	12,225	174,561
Corporate and Other	86,948	346,023	14,056	17,321
Impact of unrealized gains/losses	(104,875)	–	(8,319)	–
Total	$247,307	$5,168,474	$17,962	$571,236
December 31, 2010:
Annuity	$71,842	$2,580,265	$–	$370,720
Life Insurance	176,383	1,950,383	10,588	157,640
Corporate and Other	92,097	302,479	14,833	13,717
Impact of unrealized gains/losses	(32,237)	–	(1,316)	–
Total	$308,085	$4,833,127	$24,105	$542,077

Schedule III – Supplementary Insurance Information (Continued)
FARM BUREAU LIFE INSURANCE COMPANY

Column A	Column F	Column G	Column H	Column I	Column J
	Premium revenue	Net investment income	Benefits, claims, losses and settlement expenses	Amortization of deferred acquisition costs	Other operating expenses
	(Dollars in thousands)
December 31, 2012:
Annuity	$775	$190,630	$102,961	$9,327	$24,969
Life Insurance	229,986	137,325	218,856	21,216	70,564
Corporate and Other	45,677	29,387	30,721	3,727	9,988
Change in net unrealized gains/losses on derivatives	–	1,778	117	–	–
Impact of realized gains/losses	13	–	22	1,073	105
Total	$276,451	$359,120	$352,677	$35,343	$105,626
December 31, 2011:
Annuity	$664	$181,971	$100,432	$8,916	$16,444
Life Insurance	217,373	135,395	211,223	17,984	56,608
Corporate and Other	43,781	24,623	28,248	6,561	14,208
Change in net unrealized gains/losses on derivatives	–	(245)	2	(148)	–
Impact of realized gains/losses	3	–	(7)	625	45
Total	$261,821	$341,744	$339,898	$33,938	$87,305
December 31, 2010:
Annuity	$557	$166,538	$98,841	$6,044	$13,251
Life Insurance	207,192	132,236	192,942	16,252	60,915
Corporate and Other	44,467	21,524	21,214	6,047	16,870
Change in net unrealized gains/losses on derivatives	–	1,618	(420)	564	–
Impact of realized gains/losses	41	–	22	1,583	137
Total	$252,257	$321,916	$312,599	$30,490	$91,173

Schedule IV – Reinsurance
FARM BUREAU LIFE INSURANCE COMPANY

Column A	Column B	Column C	Column D	Column E	Column F
	Gross amount	Ceded to other companies	Assumed from other companies	Net amount	Percent of amount assumed to net
	(Dollars in thousands)
Year ended December 31, 2012:
Life insurance in force, at end of year	$51,955,217	$11,999,297	$612,850	$40,568,770	1.5%
Insurance premiums and other considerations:
Interest sensitive product charges	$101,982	$1,010	$393	$101,365	0.4%
Traditional life insurance premiums	194,090	19,249	245	175,086	0.1
Accident and health premiums	9,012	8,604	–	408	–
	$305,084	$28,863	$638	$276,859	0.2%
Year ended December 31, 2011:
Life insurance in force, at end of year	$49,778,837	$11,031,493	$588,791	$39,336,135	1.5%
Insurance premiums and other considerations:
Interest sensitive product charges	$94,838	$1,473	$36	$93,401	–%
Traditional life insurance premiums	187,591	19,171	–	168,420	–
Accident and health premiums	9,468	9,065	–	403	–
	$291,897	$29,709	$36	$262,224	–%
Year ended December 31, 2010:
Life insurance in force, at end of year	$47,864,957	$10,002,262	$47,615	$37,910,310	0.1%
Insurance premiums and other considerations:
Interest sensitive product charges	$91,572	$1,457	$143	$90,258	0.2%
Traditional life insurance premiums	181,918	19,919	–	161,999	–
Accident and health premiums	9,915	9,519	–	396	–
	$283,405	$30,895	$143	$252,653	0.1%